Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Contact: Brad Hayes
Shareholder Direct: (800)LAB-0401
Company Information: www.LabCorp.com

LABORATORY CORPORATION OF AMERICA® ANNOUNCES
2004 THIRD QUARTER RESULTS

EPS Increases 13.8 Percent to $0.66;
Company Announces New Share Repurchase Program

Burlington, NC, October 21, 2004 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH), the clinical laboratory industry’s scientific leader, today announced financial results for the quarter ended September 30, 2004.

Third Quarter Results
Net earnings increased 11.4 percent to $92.6 million, compared to third quarter 2003 net earnings of $83.1 million. Earnings per diluted share (EPS) increased 13.8 percent to $0.66 per diluted share, versus $0.58 per diluted share in the third quarter of 2003. These results include an estimated $0.02 negative impact due to severe weather. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $200.8 million for the quarter, or 25.7 percent of net sales, compared to $183.9 million, or 24.5 percent of net sales, for the same period in 2003.

Revenues for the quarter were $781.5 million, an increase of 3.9 percent compared to the same period in 2003. Compared to the third quarter of 2003, testing volume, measured by accessions, increased approximately 2 percent, and price increased approximately 2 percent. Revenue was negatively impacted by approximately 1 percent during the quarter due to severe weather.

During the quarter, the Company completed its $250 million stock repurchase program by repurchasing approximately $67.9 million of stock, representing approximately 1.6 million shares. Operating cash flow was $137.2 million, and the balance of cash and short-term investments at the end of the quarter was $233.7 million.

Nine-Month Results
Net earnings for the period increased 14.3 percent to $278.2 million, or $1.97 per diluted share, compared to 2003 nine-month net earnings of $243.4 million, or $1.67 per diluted share. EBITDA were $602.8 million, or 26.0 percent of net sales, compared to $537.0 million, or 24.3 percent of net sales, for the same period in 2003.

Revenues for the period were approximately $2,318.3 million, an increase of 5.0 percent compared to the same period in 2003. Testing volume, measured by accessions, increased approximately 4 percent, and price increased approximately 1 percent.

During the first nine months of the year, the Company completed its repurchase of stock under its $250 million repurchase program, representing approximately 6.2 million shares. Operating cash flow for the period was $431.5 million.

“We are very pleased with our results this quarter, especially given the challenges faced by many of our customers and the patients they serve due to an unusually active hurricane season,” said Thomas P. Mac Mahon, chairman and chief executive officer. “These results further demonstrate our ability to control costs and achieve earnings growth, even when events outside of our control have an adverse impact on revenue.”

Mr. Mac Mahon added, “Given our strong operating performance and our ability to generate significant operating cash flow, our Board of Directors recently approved a new $250 million stock repurchase program. We have also begun implementation of our updated strategic plan, which we believe will enable us to continue to grow our business and generate value for our shareholders.”

The Company today is filing an 8-K that will include additional information on its business and operations, including updated financial guidance for 2004. This information will also be available on the Company’s Web site. Analysts and investors are directed to this 8-K and the Web site to review this supplemental information.

A conference call will be held today at 9:00 a.m. Eastern Time regarding LabCorp’s quarterly results. The conference call will be accessible in a listen-only mode by dialing 415-904-7313. A telephone replay will be available through October 28, 2004, and can be accessed by dialing 800-633-8284 (402-977-9140 for international callers). The access code for the replay is 212-06-687. A live online webcast of LabCorp’s third quarter conference call will be available at www.labcorp.com or at www.streetevents.com beginning at 9:00 a.m. Eastern Time. The webcast will be archived and accessible through November 19, 2004.

About LabCorp
Laboratory Corporation of America® Holdings is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $2.9 billion in 2003, over 23,000 employees nationwide, and more than 220,000 clients, LabCorp offers over 4,400 clinical assays ranging from blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; and DIANON Systems, Inc. based in Stratford, CT. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our Web site at: www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2003, and subsequent SEC filings.

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LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)

	2004	2003	2004	2003

Net sales	$781.5	$752.0	$2,318.3	$2,207.9
Cost of sales	455.6	441.1	1,335.1	1,284.0
Selling, general and administrative	162.2	162.7	490.2	490.1
Amortization of intangibles and other assets	10.9	9.5	31.7	27.5
Restructuring and other special charges	--	3.3	--	3.3

Operating income	152.8	135.4	461.3	403.0

Other income (expense)	(0.7)	(0.3)	(1.6)	(0.6)
Investment income	1.0	0.1	1.9	4.8
Interest expense	(9.0)	(9.5)	(27.6)	(30.9)
Income from equity investments	12.9	11.5	37.6	32.6

Earnings before income taxes	157.0	137.2	471.6	408.9
Provision for income taxes	64.4	54.1	193.4	165.5

Net earnings	$92.6	$83.1	$278.2	$243.4

Diluted earnings per common share:
Net earnings	$0.66	$0.58	$1.97	$1.67

Weighted average shares outstanding	139.9	144.4	141.5	145.4

EBITDA	$200.8	$183.9	$602.8	$537.0

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	(Unaudited)
	September 30,	December 31,
	2004	2003

Cash and short-term investments	$233.7	$123.0
Accounts receivable, net	451.0	432.5
Property, plant and equipment	347.9	361.3
Intangible assets and goodwill, net	1,863.8	1,857.3
Investments in equity affiliates	522.6	505.3
Other assets	107.8	135.5

	$3,526.8	$3,414.9

Total bank debt	$2.3	$2.8
Zero coupon-subordinated notes	531.0	523.2
5 1/2% senior note	353.5	353.8
Other liabilities	665.1	639.2
Shareholders' equity	1,974.9	1,895.9

	$3,526.8	$3,414.9

Notes to Financial Tables

1)	EBITDA represents earnings before interest, income taxes, depreciation, amortization, and nonrecurring charges, and includes the Company’s proportional share of the underlying EBITDA of the income from equity investments. The Company uses EBITDA extensively as an internal management performance measure and believes it is a useful, and commonly used measure of financial performance in addition to earnings before taxes and other profitability measurements under generally accepted accounting principles (“GAAP”). EBITDA is not a measure of financial performance under GAAP. It should not be considered as an alternative to earnings before income taxes (or any other performance measure under GAAP) as a measure of performance or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. The following table reconciles earnings before income taxes, representing the most comparable measure under GAAP, to EBITDA for the three- and nine-month periods ended September 30, 2004 and 2003:

	Three Months Ended September 30,		Nine Months Ended September 30,

	2004	2003	2004	2003

Earnings before income taxes	$157.0	$137.2	$471.6	$408.9
Add(subtract):
Restructuring and other special charges	--	3.3	--	3.3
Interest expense	9.0	9.5	27.6	30.9
Investment income	(1.0)	(0.1)	(1.9)	(4.8)
Other(income)expense, net	0.7	0.3	1.6	0.6
Depreciation	23.5	23.4	69.8	68.1
Amortization	10.9	9.5	31.7	27.5
Equity investments' depreciation and amortization	0.7	0.8	2.4	2.5

EBITDA	$200.8	$183.9	$602.8	$537.0